[SBL LOGO] SECURITY BENEFIT LIFE
           INSURANCE COMPANY
================================================================================
A MEMBER OF THE SECURITY                              ONE SECURITY BENEFIT PLACE
BENEFIT GROUP OF COMPANIES                            TOPEKA, KANSAS 66636-0001
                                                      (785) 438-3000

                                                MARKETING ORGANIZATION AGREEMENT
                                                             COMMISSION SCHEDULE

                                     NEA Valuebuilder Retirement Income Director
                                               Variable Annuity (the "Contract")

Marketing Organization:
(Broker/Dealer)

EFFECTIVE DATE OF COMMISSION SCHEDULE:

COMMISSIONS - This Commission Schedule is hereby made a part of and amends your selling agreement including, but not limited to, the SBL Variable Products Sales
Agreement and/or Marketing Organization Agreement, as applicable (hereinafter called the "Agreement"), with Security Benefit Life Insurance Company and
Security Distributors, Inc. (hereinafter jointly called "SBL"), and commissions payable hereunder are subject to the provisions contained in the Agreement and this Commission Schedule. Minimum Purchase Payments are as set forth in the applicable prospectus and Contract. Commissions to a Marketing Organization are
equal to a percentage of each Purchase Payment written by Marketing
Organization, as follows:

1.  UP FRONT COMMISSIONS: The rate of commissions paid on Purchase Payments made with respect to each particular Contract is based on the issue age of the
    Owner (or of the Annuitant if the Contract is owned by a non-natural person)
    as set forth in the tables below. You may select one of Commission Options A through D as shown in the table below at the time of application for each
    Contract. IF NO SELECTION IS MADE ON THE APPLICATION, SBL WILL PAY YOU
    PURSUANT TO OPTION A. You may select a different option for each Contract but may not change the Option in effect after the Contract is issued.
    Advancing of commissions on 1035 exchanges and annualizing of commissions for recurring deposits are not available with regard to sales of this
    Contract.

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      COMMISSION OPTION     OPTION A     OPTION B     OPTION C     OPTION D
      ---------------------------------------------------------------------
      OWNER ISSUE AGE         0-80         0-80         0-80         0-80
                              8.00%        6.00%        4.00%        2.00%
      =====================================================================

    *No Commission will be paid on Purchase Payments made that are less than the minimum specified in the applicable prospectus and Contract, or for
     Purchase Payments made on a Contract for which the issue age of the Owner and/or Annuitant is older than age 80.

2.  ASSET-BASED COMMISSIONS: Under Commission Options B, C and D, SBL will pay an asset-based commission as of the end of each calendar month. The amount of the asset-based commission under each Option is equal to 1/12 of the applicable percentage set forth in the table below times the aggregate
    Contract Value of those Contracts sold under the applicable Commission
    Option for which Marketing Organization is the broker of record and for which the initial Purchase Payment is more than 12 months old. On an annual basis, the asset-based commission is equal to the amount set forth in the
    Table below. No asset-based commission will be paid on Contracts that have annuitized under a life contingent annuity option. An Annuitization Fee may be available as discussed in paragraph 4.

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      COMMISSION OPTION     OPTION A     OPTION B     OPTION C     OPTION D
      ---------------------------------------------------------------------
      OWNER ISSUE AGE         0-80         0-80         0-80         0-80
                             00 bps       25 bps       50 bps       75 bps
      =====================================================================

3.  DEATH BENEFIT APPLIED TO ANNUITY OPTION: In the event that a beneficiary of a Contract under this Commission Schedule applies the death benefit to one of the annuity options under the Contract, no commission will be payable upon such application. An Annuitization Fee may be available as discussed in paragraph 4.

4.  ANNUITIZATION: An Annuitization Fee will be paid to a Marketing Organization who secures from the Contract Owner (or his or her beneficiary) the proper forms and information to commence an immediate life contingent annuity option under the Contract and significantly assists the client and SBL in such settlement. The Annuitization Fee will be equal to 4% of the amount applied to a fixed life contingent annuity option and 2% of the amount applied to a variable life contingent annuity option.

5.  COMMISSION CHARGEBACK PROVISIONS: No Commission charge backs are applicable to any partial withdrawals, full surrenders or death claims except in the event of a free look surrender. SBL will charge back 100% of commissions in the event of a free look surrender.

6.  CHANGE OF COMMISSION SCHEDULE: Notwithstanding any other provision of the
    Agreement to the contrary, the following provisions shall apply. SBL reserves the right at any time, with or without notice, to change, modify or discontinue the commissions, asset-based commissions or any other compensation payable under this Commission Schedule.

7.  CHANGE OF DEALER: A Contract Owner shall have the right to designate a new marketing organization, or terminate a marketing organization without designating a replacement, by sending written notice of such designation or termination to SBL. Upon written notice to SBL by the Contract Owner of the designation of a new marketing organization, all the commissions and asset-based commissions shall be payable to the new marketing organization.
    Upon written notice to SBL by the Contract Owner of termination of Marketing
    Organization, without designating a new marketing organization, SBL shall cease paying commissions and asset based commissions to Marketing
    Organization.

8.  TERMINATION OF THE AGREEMENT/VESTING: In the event of termination of the
    Agreement for any reason, all rights to receive commissions, asset-based commissions or other compensation under this Commission Schedule shall be terminated, unless each of the following requirements is met: (i) the
    Agreement has been in force for at least one year; (ii) Marketing
    Organization is at the time such commissions are payable properly licensed to receive such commissions; (iii) Marketing Organization is providing service to the Contract Owner and performing its duties in a manner satisfactory to SBL; (iv) commissions paid to Marketing Organization in the previous calendar year amounted to at least $500; and (v) Marketing
    Organization has not been terminated, nor a new marketing organization designated, by the Contract Owner as set forth in paragraph 7 above.

THIS COMMISSION SCHEDULE replaces any previous Commission Schedule for the
Variable Annuity Contract listed above as of the Effective Date set forth above.

SECURITY DISTRIBUTORS, INC.           SECURITY BENEFIT LIFE INSURANCE COMPANY

By: /s/ Gregory Garvin                By: /s/ Gregory Garvin
    ---------------------                 ----------------------------------

Title: President                      Title: Vice President

8859 (R3-31-04)                                                      32-88591-00